                                                                    Exhibit 10.2


                               AMENDMENT AGREEMENT

                  This Agreement, made this 1st day of April, 2002 among TRC Holdings, Inc., a Pennsylvania corporation ("Buyer"), NCO Group, Inc., a Pennsylvania corporation, and its wholly owned subsidiary, NCO Teleservices, Inc., a Pennsylvania corporation (collectively referred to as "Seller").

                  Buyer and Seller entered into an Asset Purchase Agreement dated October 26, 2000 and effective as of September 29, 2000 (the "Asset Purchase Agreement") pursuant to which Buyer purchased the market research business of Seller on October 30, 2000.

                  The parties desire to amend certain terms of the Asset Purchase Agreement, as provided herein.

                  NOW, THEREFORE, the parties hereto, in consideration of the foregoing and the mutual covenants contained herein, intending to be legally bound hereby, agree as follows:

         1. The reference in paragraph 1.4 of the Asset Purchase Agreement to a sublease of the premises at 535 Pennsylvania Avenue, Fort Washington, Pa. and its attachment as Exhibit "A" are hereby deleted.

         2. The terms of the Note described in paragraph 2.1 of the Asset Purchase Agreement are hereby deleted and the terms of the Note shall be the terms included in the Amended and Restated Note attached hereto as Exhibit "1". Upon execution of this Amendment Agreement, Buyer will pay to Seller the amount of One Million Dollars ($1,000,000) in reduction of the principal balance of the Note from $12,250,000 to $11,250,000. In addition to the payments due under the Note, if, during the period while the Note is outstanding, Buyer shall sell substantially all of the assets or the stock of its market research business, Seller shall be entitled to receive ten percent (10%) of the excess over the Net Proceeds up to a maximum of $3 million. Net Proceeds shall be defined as the sale price reduced by (a) the expenses of sale, (b) amounts required to pay in full any debts or other liabilities not assumed by the Purchaser and (c) an amount equal to the shareholders invested capital in the Company. Seller's payments hereunder shall be in the same form and at the same time or times as any payments to be received by Buyer.

         3. The reference in paragraph 10.6 (c) of the Asset Purchase Agreement to the sublease of Seller's Upper Darby, Pennsylvania facility including its attachment as Exhibit "B" are hereby deleted.

         4. The reference in paragraph 10.6 (i) of the Asset Purchase Agreement, requiring enforcement of NCO's rights against Robert Malmud is hereby deleted and Seller shall have no further obligation to pursue any claims against Robert Malmud.

         5. In all other respects the Asset Purchase Agreement remains in full force and effect.

                  IN WITNESS WHEREOF, the parties hereto set their hands and seals as of the date first above written

                                 TRC Holdings, Inc.


                                 By:
                                          -------------------------------------
                                          President


                                 NCO Teleservices, Inc.


                                 By:
                                          -------------------------------------


                                 NCO Group, Inc.


                                 By:
                                          -------------------------------------